Exhibit 99.1

VaxGen Raises $7 Million Through Sale of Common Stock; Proceeds to Fund Development of Vaccine Candidates

      BRISBANE, Calif., June 9 -- VaxGen, Inc. announced today that it has raised $7 million through the sale of 1,591,307 newly issued shares of common stock to a single institutional investor. The transaction was priced at $4.40 per share, which represents a 7% discount to the volume-weighted average price of VaxGen's common stock during the five days of trading leading up to and including June 5, 2003.

      VaxGen intends to use the net proceeds of $6,645,000 to fund the development of vaccine candidates for anthrax and smallpox and for general corporate purposes.

      Granite Financial Group, Inc. of San Diego acted as placement agent. Enable Capital, L.L.C. of San Francisco acted as adviser to VaxGen. A registration statement relating to these securities was filed with and has been declared effective by the U.S. Securities and Exchange Commission. Copies of the prospectus supplement and accompanying prospectus related to the offering may be obtained from VaxGen, 1000 Marina Blvd., Brisbane, Calif., 94005.

      This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such state.

About VaxGen

      VaxGen, Inc. is a biopharmaceutical company engaged in the development, manufacture and commercialization of biologic products for the prevention and treatment of human infectious disease. Based in Brisbane, Calif., the company is developing preventive vaccines against anthrax, smallpox and HIV/AIDS and is the largest shareholder in Celltrion, Inc., a joint venture formed to provide biopharmaceutical manufacturing services.